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Van Eck Merk Gold Trust

Press Release – Van Eck Global and Merk Investments Announce Marketing Agreement

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HOME > MEDIA > MERK FUND NEWS > OCTOBER 26, 2015 Print Friendly

Press Release: Van Eck Global® and Merk

Investments Announce Marketing Agreement

— Merk’s physical gold ETF will be marketed by Van Eck, rebranded as Van Eck Merk Gold Trust —

NEW YORK (October 26, 2015)– Van Eck Global and Merk Investments LLC are today announcing that Van Eck has begun to act as marketing agent for the Van Eck Merk Gold Trust (NYSE Arca: OUNZ), previously known as the Merk Gold Trust.

OUNZ, launched by Merk President & CIO Axel Merk and his team, seeks to provide investors with a convenient and cost-efficient way to buy and hold gold through an exchange-traded fund (ETF) while also giving investors the option to take physical delivery of gold if and when desired. While other exchange-traded products provide investors with exposure to gold, OUNZ is the only that provides a patented, physical gold delivery option.

“Van Eck has a long history of gold investing. We launched the first gold mutual fund and the first gold miners ETF in the U.S.,”

said Jan van Eck CEO of Van Eck Global. “Through OUNZ, investors may buy gold with the ease of an ETF, but also have the option to take delivery of their gold when they want, where they want, in the form they want. We’re pleased to be teaming up with

Merk Investments to offer the fund to more investors.”

OUNZ joins other gold-themed offerings in the Van Eck family of funds, including Market Vectors Gold Miners ETF (NYSE Arca:

GDX), Market Vectors Junior Gold Miners ETF (NYSE Arca: GDXJ) and the Van Eck International Investors Gold Fund (ticker:

INIVX).

“Van Eck’s long and storied history in gold investing makes them a natural partner for us as we continue to educate investors about OUNZ and the role that physical gold exposure can play in a portfolio,” said Axel Merk. “Our unique approach to providing investors with the opportunity to redeem their shares for physical gold coupled with Van Eck’s deep knowledge base, marketing acumen and outstanding reputation make this a very exciting partnership.”

Merk remains the sponsor of this exchange-traded product, which is being rebranded as Van Eck Merk Gold Trust. The ticker symbol for the fund, OUNZ, will remain the same. OUNZ will continue to feature an expense ratio of 0.40 percent.

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About Van Eck Global

Founded in 1955, Van Eck Global was among the first U.S. money managers to help investors achieve greater diversification through global investing. Today, the firm continues this tradition by offering innovative investment choices in specialized asset classes such as hard assets, emerging markets, and precious metals including gold. Van Eck offers a broad array of Market

Vectors ETFs spanning broad-based and specialized asset classes, and is one of the largest providers of ETPs in the U.S and worldwide. The Firm has offices around the world and managed approximately $25.4 billion in investor assets as of September 30,

2015.

About Merk Investments

Merk is a leader in the currency asset class and a pioneer in providing uncorrelated returns and portfolio diversification through transparent no-load currency and gold funds. The Merk Funds may provide valuable diversification benefits. Merk White Papers and other primary research on the currency asset class and gold can be found at www.merkfunds.com. Aside from the Van Eck

Merk Gold Trust, the Merk Funds include: the Merk Hard Currency Fund (MERKX), the Merk Asian Currency Fund (MEAFX),

and the Merk Absolute Return Currency Fund (MABFX).

Media Contact:

Mike MacMillan/Chris Sullivan

MacMillan Communications

212.473.4442

chris@macmillancom.com

# # #

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This material must be preceded or accompanied by a prospectus. Before investing, you should carefully consider the

Trust's investment objectives, risks, charges and expenses. This and other information is in the prospectus, a copy of which may be obtained by visiting www.merkgold.com/prospectus or calling 855-MRK OUNZ. Please read the prospectus carefully before you invest.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the

Investment Company Act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act. Shares of the Trust are

not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the gold held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices.

Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”). Brokerage commissions will reduce returns.

The request for redemption of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to decline during the time between the submission of the request and delivery. Delivery may take a considerable amount of time depending on your location. Commodities and commodity-index linked securities may be affected by changes in overall market movements and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.

The sponsor of the Trust is Merk Investments LLC (the “Sponsor”). Van Eck Global and Foreside Fund Services, LLC, provide marketing services to the Trust.

Van Eck Securities Corporation

666 Third Avenue

New York, NY 10017

Before investing you should carefully consider the Fund's investment objectives, risks, charges and expenses. This and other information is in the prospectus, acopy of which may be obtained by clicking here. Please read the prospectus carefully. Foreside Fund Services, LLC, distributor.

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